ATLAS PIPELINE PARTNERS, L.P.

Brian Begley

Investor Relations

Atlas Pipeline Partners, L.P.

(215) 546-5005

(215) 553-8455 (fax)

Atlas Pipeline Partners, L.P. Announces Eugene N. Dubay as President and Chief Executive Officer

Philadelphia, PA - January 15, 2009 - Atlas Pipeline Partners, L.P. (NYSE: APL) (the "Partnership") announces today that it has appointed Eugene "Gene" N. Dubay as its President and Chief Executive Officer, replacing Michael Staines and Edward Cohen, respectively. Mr. Dubay has been an independent member of the Partnership's Board of Directors since October 2008. Mr. Staines, who will continue to serve as a director of the Partnership and who is an Executive Vice-President of Atlas America, Inc. (NASDAQ: ATLS), the parent company of the Partnership's general partner, will now focus his efforts on the Partnership's opportunities in Appalachia, particularly with respect to the Marcellus Shale. Mr. Cohen will remain as Chairman of the Partnership's Board of Directors, and as Chief Executive Officer of Atlas America, Inc.

Mr. Dubay will also serve as President and Chief Executive Officer of Atlas Pipeline Mid-Continent, LLC, the Partnership's Tulsa, Oklahoma based subsidiary that conducts pipeline and processing activities particularly in Oklahoma and Texas. He succeeds Robert Firth, who will focus on strategic planning and opportunities in his continuing role as President and Chief Operating Officer of Atlas Pipeline Holdings GP, LLC, the general partner of Atlas Pipeline Holdings, LP (NYSE: AHD).

Mr. Dubay has been Chief Operating Officer of Continental Energy Systems (successor to SEMCO Energy) since 2003. Prior to joining Continental Energy, he held executive level positions at ONEOK, Inc and Southern Union Co. Mr. Dubay has over 20 years experience in midstream assets and utilities operations, strategic acquisitions, regulatory affairs and finance. Mr. Dubay is a graduate of the United States Naval Academy. He is also a Certified Public Accountant and holds an M.B.A in accounting from Texas A&M University.

Mr. Firth stated, "On behalf of all of the management and staff of Atlas Pipeline Mid Continent, I welcome Gene Dubay. Gene has long and well-respected experience in the energy business and we are all excited about working with him to build on our past successes for a rewarding future."

Mr. Dubay commented, "I am pleased to take on the challenges and many opportunities of Atlas Pipeline. The Partnership has excellent assets and people, and I look forward to utilizing those attributes to help build value for our stakeholders."

Atlas Pipeline Partners, L.P. is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, southern Kansas, northern and western Texas and the Texas panhandle, the Partnership owns and operates eight active gas processing plants and a treating facility, as well as approximately 7,900 miles of active intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. In Appalachia, it owns and operates approximately 1,600 miles of natural gas gathering pipelines in western Pennsylvania, western New York, eastern Ohio and northeastern Tennessee. For more information, visit the Partnership's website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.

Certain matters discussed within this press release are forward-looking statements. Although Atlas Pipeline Partners, L.P. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, inability of the Partnership to successfully integrate the operations at the acquired systems, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in Atlas Pipeline's reports filed with the SEC, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K.